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Exhibit 4.32

SUBORDINATED GUARANTEE

by

Infineon Technologies AG
Munich, Federal Republic of Germany
(the "Guarantor")
in favour of the holders of the
5% Guaranteed Subordinated Convertible Notes of 2003/2010
in the aggregate
principal amount of €700,000,000 (the "Notes")

of

Infineon Technologies Holding B.V.
Rotterdam, The Netherlands
(the "Issuer")

        The Guarantor hereby, subject to § 7(5) through § 7(12) of the Conditions of the Issue of the Notes (the "Conditions") and the provisions below, unconditionally and irrevocably guarantees to the Noteholders (which expression shall, for the purposes of this Subordinated Guarantee, include any Noteholders under any additional Notes issued by the Issuer under § 20 of the Conditions the due and punctual payment in accordance with the Conditions of any and all sums expressed to be payable by the Issuer under the Notes.

        The obligations of the Guarantor under this Subordinated Guarantee shall be subordinated to the claims of all other creditors of the Guarantor which are senior and not subordinated, rank at least pari passu with all other subordinated obligations of the Guarantor and, in the event of liquidation, bankruptcy or other proceedings to avoid bankruptcy of the Guarantor, any payment which might become due under the Subordinated Guarantee shall be made only after all claims against the Guarantor which are senior and not subordinated have been satisfied. Any right to set-off claims arising from the Notes or under the Subordinated Guarantee against claims of the Guarantor shall be excluded. The subordination specified in the foregoing sentence with respect to Notes for which the Conversion Right (§ 7(1) of the Conditions) has been validly exercised shall be subject to the condition subsequent (auflösende Bedingung) of the exercise of the Conversion Right (§ 7(1) of the Conditions) and terminate with effect as of the Issue Date (§ 3(1) of the Conditions) on the day immediately prior to the Conversion Date (§ 8(4) of the Conditions) at 24 hours.

        Subject to the foregoing paragraph the intent and purpose of this Subordinated Guarantee is to ensure that the Noteholders under all circumstances, whether factual or legal, and regardless of the validity and enforceability of the obligations of the Issuer or the company (other than the Guarantor) which may have been substituted for the same pursuant to § 17 of the Conditions (the "Substitute Issuer"), or of any other grounds on the basis of which the Issuer or the Substitute Issuer may fail to effect payment, shall receive the amounts payable as principal, interest and other amounts payable to the Noteholders pursuant to the Conditions on the due dates therefor provided for in the Conditions.

        The Guarantor further undertakes, so long as any Notes shall remain outstanding, but only up to the time at which all amounts payable to the Noteholders under the Notes in accordance with the Conditions have been placed at the disposal of the Principal Paying Agent (as defined in § 18(1) of the Conditions) and all obligations pursuant to § 7 of the Conditions have been fulfilled, not to secure any subordinated Capital Market Indebtedness (as defined in § 2(4) of the Conditions), including any guarantees or other indemnities assumed in respect thereof, upon any of its assets without at the same time providing that the Noteholders share equally and rateably in such security. This undertaking shall not apply to a security which is (i) mandatory according to applicable laws or (ii) required as a prerequisite for governmental approvals. Any security which is to be provided hereunder may also be provided to a person acting as trustee for the Noteholders.

        The Subordinated Guarantee constitutes a contract in favour of the Noteholders from time to time as third party beneficiaries pursuant to § 328(1) of the German Civil Code giving rise to the right of each Noteholder, subject to § 7(5) through § 7(12) of the Conditions and the provisions below, to require performance of the obligations undertaken herein directly from the Guarantor and, subject to § 7(5) through § 7(12) of the Conditions and the provisions below, to enforce such obligations directly against the Guarantor.

        Unless otherwise defined herein, terms used herein and defined in the Conditions shall in this Subordinated Guarantee have the meaning attributed to them in the Conditions.

        JPMorgan Chase Bank which accepts this Subordinated Guarantee does not act in a fiduciary or similar capacity for the Noteholders. JPMorgan Chase Bank agrees to hold the original copy of this Subordinated Guarantee in custody until all obligations under the Notes and the Subordinated Guarantee have been fulfilled.

        This Subordinated Guarantee shall from the outset be subject to a possible substitution of Infineon Technologies AG as Guarantor by the New Company (§ 7(5) of the Conditions) pursuant to § 7(5) through § 7(12) of the Conditions and therefore in the case of a Substitution (§ 7(5) of the Conditions), either the New Company (§ 7(5) of the Conditons) may join Infineon Technologies AG in the rights, liabilities and obligations arising from or in connection with this Subordinated Guarantee (Schuldbeitritt) or Infineon Technologies AG can be substituted in all respects under this Subordinated Guarantee by the New Company (§ 7(5) of the Conditons) by way of a liberating debt assumption (befreiende Schuldübernahme) within the meaning of §§ 414 et seq. German Civil Code and the Principal Paying Agent is authorized hereby to consent to such liberating debt assumption or joining in. Any Noteholder shall consent by its acquisition of any Notes to such liberating debt assumption (befreiende Schuldübernahme) or such joining in (Schuldbeitritt).

        The rights and obligations arising from this Subordinated Guarantee shall in all respects be determined in accordance with German law. The place of jurisdiction shall be Munich, Federal Republic of Germany.

        The German version of this Subordinated Guarantee shall be the only legally binding version. The English translation is for convenience only.

Munich,

June 2, 2003

Infineon Technologies AG

We accept all of the above.

London,

June 2, 2003

JPMorgan Chase Bank

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SUBORDINATED GUARANTEE